UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
September 8, 2005

AMKOR TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-29472	23-1722724

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1900 SOUTH PRICE ROAD
CHANDLER, AZ 85248
(Address of Principal Executive Offices, including Zip Code)
(480) 821-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
On September 8, 2005, Amkor Technology, Inc. issued a press release, a copy of which is attached as exhibit 99.1 of this Form 8-K, announcing that its subsidiary, Amkor Technology Taiwan, Ltd. (“Amkor Taiwan”) intends to enter into a syndicated secured term loan in an amount up to NT$1.8 billion (approximately US$55.2 million). Under the proposed term loan Chinatrust Commercial Bank, Ltd. and Ta Chong Commercial Bank will act as coordinating arrangers. Beginning on September 16, 2005, Amkor intends to meet with a number of institutional lenders invited to participate in the term loan syndicate. The proposed term loan will mature on the fifth anniversary of the closing which is expected to occur by December 2005. The proposed term loan will be secured by a first priority lien on all real property held by Amkor Taiwan along with certain of its recently acquired equipment, and will be guaranteed by Amkor Technology, Inc. The coordinating arrangers have separately provided short-term interim financing to Amkor Taiwan for NT$1.0 billion (approximately US$30.7 million). Amkor Taiwan is utilizing the interim financing for general working capital purposes, including the payment of capital expenditures. Amkor Taiwan intends to use proceeds from the term loan to repay the interim financing in full with the balance used for general working capital purposes, including capital expenditures.
The closing of the proposed term loan is subject to establishment of the syndicate, completion of documentation and customary closing conditions.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMKOR TECHNOLOGY, INC.
By:	/s/ Kenneth T. Joyce
Kenneth T. Joyce
Chief Financial Officer

Date: September 9, 2005
EXHIBIT INDEX:
99.1 Text of Press Release dated September 8, 2005